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Exhibit 23.2

Independent Auditors' Consent

The Board of Directors
OfficeMax, Inc.:

        We consent to the use of our report dated February 25, 2003, with respect to the consolidated balance sheet of OfficeMax, Inc. as of January 25, 2003 and the related consolidated statement of operations, shareholders' equity, and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading "Experts" in this Registration Statement on Form S-4.

        Our report refers to the adoption of the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 142 effective January 27, 2002.

/s/ KPMG LLP

Cleveland, Ohio
August 1, 2003

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  Exhibit 23.2